As filed with the Securities and Exchange Commission on May 6, 2011

File No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SPECIAL VALUE CONTINUATION PARTNERS, LP
(Exact Name of Registrant as
Specified in Its Charter)

Delaware	20-2725151
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2951 28th Street, Suite 1000 Santa Monica, California	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number,
including area code:
(310) 566-1000

Copies to:

Howard M. Levkowitz	Richard T. Prins, Esq.
Special Value Continuation Partners, LP	Skadden, Arps, Slate, Meagher & Flom LLP
2951 28th Street, Suite 1000	Four Times Square
Santa Monica, California 90405	New York, New York 10036

Securities to be registered pursuant to Section 12(b) of the Act:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Limited Partner Interests
(Title of class)

Item 1.	Business.

Special Value Continuation Partners, LP (the "Company") is a subsidiary of Special Value Continuation Fund, LLC.  The Company was formed by its sole initial member on July 17, 2006 as a limited partnership under the laws of the State of Delaware.  The Company's common interests are not registered under the Securities Act of 1933 (the "Securities Act") in reliance upon the exemption from registration thereunder.

Reference is hereby made to the following sections from the Registration Statement on Form N-2 (Securities Act File No. 333-172669) of Special Value Continuation Fund, LLC, as filed with the Commission on March 8, 2011, including any pre-effective amendments and/or any post-effective amendments thereto filed on or prior to the date the registration sought hereunder becomes effective (the “Registration Statement”), which are incorporated herein by reference insofar as they relate to the Company:

▪	"Prospectus Summary—The Company;"
▪	"Prospectus Summary—Investment Portfolio;"
▪	"Prospectus Summary—Tennenbaum Capital Partners, LLC;"
▪	"Prospectus Summary—Investment Strategy;"
▪	"Prospectus Summary—Our Competitive Advantages;"
▪	"Prospectus Summary—Market Opportunity;"
▪	"Prospectus Summary—Company History and BDC Conversion;"
▪	"Prospectus Summary—Operating and Regulatory Tax Structure;"
▪	"Prospectus Summary—Company Information;"
▪	"The Offering—Investment Management Arrangements;"
▪	"The Offering—Borrowings and Preferred Stock;"
▪	"The Offering—Custodian;"
▪	"The Offering—Administrator;"
▪	"The Offering—License Agreement;"
▪	"The Offering—Available Information;"
▪	"Senior Securities;"
▪	"The Company;"
▪	"Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview;"
▪	"Management's Discussion and Analysis of Financial Condition and Results of Operations—Expenses;"
▪	"Management's Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity;"
▪	"Investment Portfolio;"
▪	"Management of the Company—Staffing and Compensation;"
▪	"Management of the Company—Certain Relationships;"
▪	"Management of the Company—Exemptive Order;"
▪	"Management of the Company—The Advisor;"
▪	"Management of the Company—Investment Committee;"
▪	"Management of the Company—Investment Management Agreements;"
▪	"Management of the Company—Administration Agreement;"
▪	"Investment Objective and Restrictions;"
▪	"Description of Shares—Operating Company;"
▪	"Description of Shares—Leverage Program;"
▪	"Regulation;"
▪	"Additional Information;" and
▪	"Privacy Principles."

Reference is hereby made to the sections entitled "Important Information for Fund Members and Partners," "Proposal 1 – Consent to conversion of SVCF from a Delaware Limited Liability Company to a Delaware Corporation" and "Proposal 2 – Consent to the New Investment Management Agreements and Amended and Restated Limited Partnership Agreement" in the Definitive Proxy Statement of Special Value Continuation Partners, LP (the "Company"), as filed with the Commission on April 8, 2011 (the "Proxy Statement"), which are incorporated herein by reference.

Item 1A.        Risk Factors

Reference is hereby made to the section entitled "Risks" in the Registration Statement, which is incorporated herein by reference.

Reference is hereby made to the following sections from the Registration Statement on Form N-2 (1940 Act File No. 811-21935) of the Company, as filed with the Commission on October 31, 2006, which are incorporated herein by reference:

▪	"Risk Factors—General—Management of the Fund;"
▪	"Risk Factors—General—Restrictions on Transfer and Withdrawal;" and
▪	"Risk Factors—General—Lack of Liquidity of Common Interests."

Item 2.           Financial Information.

Financial information below for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 has been derived from the financial statements that were audited by the Company's independent registered public accounting firm. The selected financial data at and for the three months ended March 31, 2011 and 2010 have been derived from unaudited financial data, but in the opinion of the Company's management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results for such interim periods. Interim results at and for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.  This selected financial data should be read in conjunction with the Company's financial statements and related notes thereto, ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Senior Securities’’ included in the Registration Statement.

The historical and future financial information may not be representative of the Company’s financial information in future periods.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006 (commenced operations on July 16)

Performance Data:
Interest income	$10,653,781	$6,032,965	$32,410,819	$26,678,140	$34,718,209	$73,295,718	$29,225,987
Dividend income	6,629,899	1,845,028	13,547,924	—	2,250,033	14,811,181	—
Other income	703,698	404,262	1,842,469	417,533	238,993	1,958,382	4,364
Total investment income	17,987,378	8,282,255	47,801,212	27,095,673	37,207,235	90,065,281	29,230,351
Interest and credit agreement expenses	244,748	206,564	893,806	949,554	5,314,342	10,070,501	4,362,243
Investment advisory expense	1,696,797	1,696,797	6,787,188	6,787,188	8,287,188	8,287,188	3,452,995
Other expenses	260,392	272,447	952,239	1,247,754	868,512	1,387,635	1,132,004
Total expenses	2,229,866	2,175,808	8,633,233	8,984,496	14,470,042	19,745,324	8,947,242
Net investment income	15,785,441	6,106,447	39,167,979	18,111,177	22,737,193	70,319,957	20,283,109
Realized and unrealized gains (losses)	(6,327,388)	6,173,309	31,621,019	36,142,346	(209,274,336)	(12,036,911)	26,088,629
Dividends to preferred interest holders	(373,148)	(355,366)	(1,517,873)	(1,739,089)	(5,189,103)	(8,215,134)	(3,504,987)
Net increase in net assets from operations	$9,084,905	$11,924,390	$69,271,125	$52,514,434	$(191,726,246)	$50,067,912	$42,866,751

Distributions to common limited partner	(7,500,000)	(7,500,000)	(37,996,100)	(15,379,811)	(8,000,000)	(102,200,000)	(23,800,000)

Assets and Liabilities Data:
Investments	$427,330,852	$392,141,486	$453,034,872	$343,062,967	$348,504,225	$638,410,205	$654,631,534
Other assets	22,403,270	80,359,142	20,645,384	119,672,557	19,708,531	124,014,365	217,761,448
Total assets	449,734,122	472,500,628	473,680,256	462,735,524	368,212,756	762,424,570	872,392,982
Amount drawn on credit facility	39,000,000	72,000,000	50,000,000	75,000,000	34,000,000	207,000,000	266,000,000
Other liabilities	10,441,315	24,272,072	24,965,562	20,305,387	3,112,111	23,832,944	22,520,269
Total liabilities	49,441,315	96,272,072	74,965,562	95,305,387	37,112,111	230,832,944	288,520,269

Preferred stock
Preferred limited partnership interest	134,371,077	134,355,366	134,377,869	134,368,337	135,173,468	135,938,203	136,087,202
Net assets	$265,921,730	$241,873,190	$264,336,825	$233,061,800	$195,927,177	$395,653,423	$447,785,511

Investment Activity Data:
No. of portfolio companies at period end	44	43	44	40	27	32	18
Acquisitions	$37,014,532	$86,177,640	$262,837,727	$144,313,178	$171,142,242	$432,268,238	$112,339,174
Sales, repayments, and other disposals	$60,412,775	$43,357,229	$192,419,667	$195,383,341	$257,390,048	$467,261,652	$147,892,017
Weighted-Average Yield at end of period	12.0%	12.8%	13.1%	12.5%	18.5%	14.6%	13.4%

Reference is hereby made to the section entitled "Special Note Regarding Forward-Looking Statements" in the Registration Statement, which is incorporated herein by reference.

Reference is hereby made to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registration Statement, which is incorporated herein by reference.

Item 3.	Properties.

Reference is hereby made to the section entitled "The Company—Properties" in the Registration Statement, which is incorporated herein by reference.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The Company is a subsidiary of Special Value Continuation Fund, LLC ("SVCF" or the "Common Limited Partner").  SVCF owns 100% of the common limited partner interests in the Company, which has one vote for each 0.01% of common limited partner interests owned.  SVCF will “pass-through” the votes to its common stockholders and vote all of its interests in the Company in the same proportion and manner as SVCF's stockholders vote their common stock.

The following table sets out certain ownership information with respect to the Company's preferred limited partner interests for those persons who directly or indirectly own, control or hold with the power to vote 5% or more of the Company's outstanding preferred limited partner interests and all officers and directors as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Preferred Shares	Variable Funding Capital Company LLC c/o Wachovia Capital Markets, LLC 201 South College Street, NC0680 Charlotte, NC 28244	2,512.5	37.5%

Preferred Shares	Versailles CDS LLC 787 Seventh Ave New York, NY 10019	2,512.5	37.5%

Preferred Shares	Nieuw Amsterdam Receivables Corp. c/o Global Securitization Services, LLC 445 Broadhollow Rd., Ste. 239 Melville, NY 11747	1,6745.0	25.0%

Reference is hereby made to the sections entitled "Management of the Company—Equity Securities Owned by Directors," "Management of the Company—Control Persons and Principal Stockholders" and "Management of the Company—Investment Committee" in the Registration Statement, which are incorporated herein by reference.

Item 5.	Directors and Executive Officers.

Reference is hereby made to the sections entitled "Management of the Company—Board of Directors," "Management of the Company—Biographical Information" and "Management of the Company—Staffing and Compensation," in the Registration Statement, which are incorporated herein by reference.

Item 6.	Executive Compensation.

Reference is hereby made to the sections entitled "Management of the Company—Certain Relationships" and "Management of the Company—Staffing and Compensation" in the Registration Statement, which are incorporated herein by reference.

Item 7.	Certain Relationships and Related Transactions.

Reference is hereby made to the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Related Parties," "Management of the Company—Certain Relationships" and "Management of the Company—Exemptive Order" in the Registration Statement, which are incorporated herein by reference.

Item 8.	Legal Proceedings.

Reference is hereby made to the section entitled "The Company—Legal Proceedings" in the Registration Statement, which is incorporated herein by reference.

Item 9.	Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

The Company is a subsidiary of SVCF.  SVCF owns 100% of the common limited partner interests in the Company and there is no established public trading market for such interests.  The Company's common limited partner interests are not authorized for issuance under any compensation plans.

The Company's dividends, if any, are determined under guidelines established by its board of directors.  Dividends are declared considering the Company's estimate of annual taxable income available for distribution to its common stockholders and the amount of taxable income carried over from the prior year for distribution in the current year.  The Company cannot assure its common interestholders that it will declare any dividends or dividends at a particular level.  Dividends declared by the Company since July 2009 have been as follows:

Dividend Amount	Record Date	Pay Date
$ 4,179,811	7/1/2009	7/8/2009
5,000,000	9/14/2009	10/1/2009
3,500,000	12/22/2009	1/5/2010
2,700,000	12/30/2009	1/29/2010
3,113,000	3/26/2010	4/15/2010
7,128,267	6/21/2010	7/1/2010
8,000,000	9/20/2010	10/4/2010
13,054,832	12/27/2010	1/6/2011
6,700,000	12/27/2010	1/31/2011
7,500,000	03/23/2011	4/7/2011

Distributions to the Common Limited Partner are generally based on the Common Limited Partner’s estimated taxable earnings from its interest in the Company, and are recorded on the ex-dividend date.  The timing of distributions is determined by the SVOF/MM, LLC, the general partner of the Company, which has provided the Tennenbaum Capital Partners, LLC, the Company's investment manager, with certain criteria for such distributions.  Any net long-term capital gains are distributed at least annually.

Item 10.	Recent Sales of Unregistered Securities.

None.

Item 11.	Description of Registrant's Securities to be Registered.

Reference is hereby made to the section entitled "Description of Shares—Operating Company" in the Registration Statement and the section entitled "Proposal 2 – Consent to the New Investment Management Agreements and Amended and Restated Limited Partnership Agreement" in the Proxy Statement, each of which are incorporated herein by reference.

Item 12.	Indemnification of Directors and Officers.

Reference is hereby made to the section entitled "Proposal 3 – Consent to Elect Board Nominee for the Funds—Indemnification of Board Members and Officers" in the Proxy Statement and the section entitled "Management of the Company—Investment Management Agreement—Limitation of Liability and Indemnification," each of which is incorporated herein by reference.

The Company carries liability insurance for the benefit of its directors and officers (other than with respect to claims resulting from the willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office) on a claims-made basis.

So long as the Company is regulated under the 1940 Act, any indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder.  The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Item 13.	Financial Statements and Supplementary Data.

See Item 15.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.	Financial Statements and Exhibits.

The following documents are filed as part of this Registration Statement:

(a)	Financial Statements

(a)(1)	The Company's unaudited financial statements for the three months ended March 31, 2011, which are incorporated herein by reference, are included in the Registration Statement.

(a)(2)
The Company's financial statements for the fiscal year ended December 31, 2010, which are incorporated herein by reference, have been audited by Ernst & Young LLP whose reports, along with the Company’s financial statements, are included in the Registration Statement.

(a)(3)	The Company's unaudited financial statements for the three months ended March 31, 2010, which are incorporated herein by reference, are included in the Registration Statement.

(a)(4)
The Company's financial statements for the fiscal year ended December 31, 2009, which are incorporated herein by reference, have been audited by Ernst & Young LLP whose reports, along with the Company’s financial statements, are included in the Registration Statement.

(a)(5)
The Company's financial statements for the fiscal year ended December 31, 2008, which are incorporated herein by reference, have been audited by Ernst & Young LLP whose reports, along with the Company’s financial statements, are included in the Registration Statement.

(b)	Exhibits

The agreements included or incorporated by reference as exhibits to this registration statement   contain representations and warranties by each of the parties to the applicable agreement. These   representations and warranties were made solely for the benefit of the other parties to the    applicable agreement and (i) were not intended to be treated as categorical statements of fact, but   rather as a way of allocating the risk to one of the parties if those statements prove to be    inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the   other party in connection with the negotiation of the applicable agreement; (iii) may apply contract  standards of “materiality” that are different from “materiality” under the applicable securities   laws; and (iv) were made only as of the date of the applicable agreement or such other date or   dates as may be specified in the agreement.

EXHIBIT NO.	DESCRIPTION
3	Form of Amended and Restated Limited Partnership Agreement(1)
4	Statement of Preferences(2)
10.1	Form of New Investment Advisory Agreement(1)
10.2	Custodial Agreement dated as of July 31, 2006(1)
10.3	Form of Administration Agreement(1)
10.4	Credit Agreement dated July 16, 2006(1)
10.5	First Amendment to Credit Agreement dated February 28, 2011(1)
11	Computation of Per Share Earnings (1)
23	Consent of independent registered public accounting firm(1)
99.1	Registration Statement on Form N-2 of Special Value Continuation Fund, LLC(3)
99.2	Registration Statement on Form N-2 of the Company(4)
99.2	Definitive Proxy Statement of the Company(5)
99.3	Unaudited Financial Statements of the Company for the three months ended March 31, 2011(3)
99.4	Audited Financial Statements of the Company for the fiscal year ended December 31, 2010(3)
99.5	Unaudited Financial Statements of the Company for the three months ended March 31, 2010(3)
99.6	Audited Financial Statements of the Company for the fiscal year ended December 31, 2009(3)
99.7	Audited Financial Statements of the Company for the fiscal year ended December 31, 2008(3)

(1)	Filed herewith.

(2)	Filed as Exhibit D to the Registrant’s Registration Statement on Form N-2 (File No. 811-21935) filed on October 31, 2006.

(3)
Incorporated by reference to the Registration Statement of Special Value Continuation Fund, LLC on Form N- 2, filed on March 8, 2011 under the Securities Act of 1933 (File No. 333-172669), including any pre-effective amendments and/or any post-effective amendments thereto filed on or prior to the date the registration sought hereunder becomes effective.

(4)
Incorporated by reference to the Registration Statement of Special Value Continuation Partners, LP on Form N- 2, filed on October 31, 2006 under the Investment Company Act of 1940 (File No. 811-21935).

(5)	Incorporated by reference to the Company's Definitive Proxy Statement, filed on April 8, 2011.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SPECIAL VALUE CONTINUATION PARTNERS, LP

By:	/s/ Howard M. Levkowitz
Name: Howard M. Levkowitz
Title: President and Director

Date:  May 6, 2011

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT DESCRIPTION
3	Form of Amended and Restated Limited Partnership Agreement
10.1	Form of New Investment Advisory Agreement
10.2	Custodial Agreement dated as of July 31, 2006
10.3	Form of Administration Agreement
10.5	Credit Agreement dated July 16, 2006
10.6	First Amendment to Credit Agreement dated February 28, 2011
11	Computation of Per Share Earnings
23	Consent of independent registered public accounting firm